Exhibit 99.1








             Mpower Communications Announces Debt Exchange Offering


ROCHESTER, NY - May 23, 2000 - Mpower Communications Corp. (a/k/a MGC Communications, Inc.) (Nasdaq:MPWR), a facilities-based provider of broadband data, Internet and telephony services to business customers, today announced that it is offering to exchange any and all of its 13% Senior Secured Notes due 2004 currently owned by Qualified Institutional Buyers and institutional accredited investors for 13% Senior Notes due 2010 and soliciting consents to amendments to the indenture governing the 13% Senior Secured Notes due 2004.

The Senior Notes to be issued in the exchange offer will not and have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws, and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.

About Mpower Communications Corp.
Mpower Communications (a/k/a MGC Communications, Inc.) is a facilities-based broadband communications provider offering a full range of data, telephony, Internet access and Web hosting services for small and medium-size business customers. The company currently operates in California, Chicago, Atlanta, Southern Florida and Las Vegas.

Forward-Looking Statements
Certain statements contained in this press release that state Mpower Communications and/or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially as a result of risks and uncertainties including, but not limited to, projections of future sales, returns on invested assets, regulatory approval processes, market conditions and other risks detailed from time to time in Mpower's Securities and Exchange Commission filings.

Investor Relations Inquiries:                 Media Inquiries:
David S. Clark                                Michael R. Daley
Senior Vice President                         Executive Vice President and CFO
716.218.6559                                  716.218.6543
dclark@mpowercom.com                          mdaley@mpowercom.com


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